UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Martek Biosciences Corporation

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MARTEK BIOSCIENCES CORPORATION
6480 Dobbin Road
Columbia, Maryland 21045

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2007 Annual Meeting of Stockholders of Martek Biosciences Corporation will be held at the Company’s headquarters, 6480 Dobbin Road, Columbia, Maryland, on Thursday, March 15, 2007 at 11:00 a.m. local time for the following purposes:

1.	To elect two members of the Board of Directors for the term expiring at the 2010 Annual Meeting of Stockholders, or until their respective successors are elected and qualified;

2.	To approve a proposed amendment to our Certificate of Incorporation to declassify our Board so that, beginning in 2008, directors will be elected for one-year terms;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2007; and

4.	To consider and act upon such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on January 19, 2007 are entitled to notice of and to vote at the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

By Order of the Board of Directors

DAVID M. FEITEL
Secretary

Columbia, Maryland
February   , 2007

MARTEK BIOSCIENCES CORPORATION
6480 Dobbin Road
Columbia, Maryland 21045

PROXY STATEMENT

Annual Meeting of Stockholders

March 15, 2007

This Proxy Statement and attached proxy are furnished on or about February          , 2007 to stockholders of Martek Biosciences Corporation (the “Company”) in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, March 15, 2007 beginning at 11:00 A.M. local time at the Company’s headquarters, located at 6480 Dobbin Road, Columbia, Maryland 21045. The stockholder giving the proxy has the power to revoke the proxy at any time before it is exercised by delivering to the Secretary of the Company at the above address a written notice of revocation or a duly executed proxy bearing a later date. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

The Company will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for such forwarding service. Officers and other management employees of the Company may solicit proxies by mail or by personal interview, telephone, e-mail or telecopy. They will receive no additional compensation for their services. At the close of business on January 19, 2007 (the “Record Date”), there were 32,194,928 shares of the common stock of the Company outstanding and entitled to vote at the meeting. There were 321 stockholders of record as of the Record Date. Only stockholders of record on the Record Date will be entitled to vote at the meeting, and each share will have one vote.

PROPOSAL 1
Election of Directors

The Board of Directors currently consists of ten members and is divided into three classes of directors. Each class of directors is elected, on a rotating basis, for a three-year term. At this meeting, two persons nominated as Class III directors for the term expiring at the 2010 Annual Meeting of Stockholders are proposed to be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. Proxies representing shares held on the Record Date which are returned duly executed will be voted, unless otherwise specified, in favor of the two nominees for the Board named below. Both of such nominees are currently directors of the Company. The Board of Directors unanimously recommends that Martek stockholders vote “FOR” the nominees listed below.

If Proposal 2 to adopt a declassified Board structure is approved by stockholders, at our 2008 annual meeting and at each annual meeting thereafter, nominees presented for election to the Board will be elected for one-year terms.

Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named as nominees. Each of the nominees has consented to be named herein and to serve on the Board if elected. However, each nominee has also agreed that, if the declassification proposal is approved by the stockholders, the nominee will voluntarily resign from the Board immediately prior to the 2008 Annual Meeting. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person as the Board may recommend, or the Board, at its option, may reduce the number of directors that constitute the entire Board.

The following table presents information concerning persons nominated for election as directors of the Company, those directors whose term of office will continue after the meeting and the director who will be retiring from the Company’s Board of Directors on March 15, 2007 (the expiration of his term), including the directors’ current membership on committees of the Board of Directors, principal occupations or affiliations during at least the last five years and certain other directorships held. For additional information concerning the nominees for director, including stock ownership and compensation, see “Directors’ Fees” and “Beneficial Ownership of Common Stock” below.

Nominees for Election as a Director for Terms Expiring in 2010:

Douglas J. MacMaster, Jr Age 76	Member — Compensation Committee, Nominating and Corporate Governance Committee

Mr. MacMaster served in various management positions at Merck & Co., Inc. (“Merck”) from 1961 to 1988, during which time he was appointed Senior Vice President responsible for ten divisions, including Manufacturing and Technology and Pharmaceutical Manufacturing. Mr. MacMaster retired from Merck in 1991 and currently serves as a director for Neose Technologies, Inc. Mr. MacMaster has been a director of the Company since 1993.

Eugene H. Rotberg Age 76	Member — Audit Committee, Nominating and Corporate Governance Committee

Mr. Rotberg has been an independent advisor to international development and financial institutions since 1990. From 1987 to 1990, Mr. Rotberg was Executive Vice President and a member of the Executive Committee at Merrill Lynch & Co., Inc. From 1969 to 1987, Mr. Rotberg was Vice President and Treasurer of the World Bank. Mr. Rotberg has been a director of the Company since 1992.

Directors Continuing in Office:

Harry J. D’Andrea Age 50	Member — Audit Committee

Mr. D’Andrea has served as Administrative General Partner of Valhalla Partners, a venture capital fund, since April 2002. From June 1999 to April 2002, Mr. D’Andrea served as the Chief Financial Officer of Advanced Switching Communications, Inc., a telecommunications equipment provider. From August 1998 to June 1999, Mr. D’Andrea served as Chief Financial Officer of Call Technologies, Inc., a telecommunications software provider. From June 1997 to July 1998, Mr. D’Andrea served as Chief Financial Officer of Yurie Systems, Inc., a provider of networking and telecommunications equipment. Mr. D’Andrea has been a director of Martek since November 2006. His term expires in 2008.

Polly B. Kawalek Age 52	Member — Audit Committee, Compensation Committee

Mrs. Kawalek retired in 2004 after serving for 25 years in various capacities at Quaker Oats, Inc., a consumer goods company and, since 2001, a business unit of PepsiCo. From 2002 until her retirement, she served as President of PepsiCo’s Quaker Foods division. In 2001, Mrs. Kawalek served as President of Quaker Oats’ U.S. Foods division and from 1997 through 2000, she served as President of the Hot Breakfast division. Mrs. Kawalek also serves as director for Kimball International, Inc. Mrs. Kawalek has been a director of Martek since January 2006. Her term expires in 2008.

Jerome C. Keller Age 64	Mr. Keller retired from his position as Martek’s Senior Vice President, Sales and Marketing in 2005, a position he held since 1997. Prior to joining Martek, Mr. Keller had been consulting after spending a 25-year career at Merck, most recently as Vice President of Sales from 1986 to 1993. Mr. Keller also serves as a director of WebMD Health Corp. Mr. Keller has been a director of Martek since October 2005. His term expires in 2008.

Henry Linsert, Jr Age 66	Mr. Linsert joined Martek as Chairman of the Board in 1988 and became Chief Executive Officer in 1989. Mr. Linsert retired as Chief Executive Officer in June 2006 and is currently a half-time employee of Martek. From 1987 to 1988, he was primarily engaged as President of American Technology Investments Corp., a consulting company specializing in the development and financing of early stage companies in the Mid-Atlantic area. He was President and Chief Executive Officer of Suburban Capital Corporation, a venture capital subsidiary of Sovran Financial Corporation (now Bank of America), from 1983 to 1987. Prior to 1983, Mr. Linsert was Vice President of Inverness Capital Corporation, a small business investment company, and Vice President of First Virginia Bank. He also served as a Captain in the U.S. Marine Corps and as an artillery officer in Vietnam. His term expires in 2008.

James R. Beery Age 65	Member — Audit Committee, Nominating and Corporate Governance Committee

Mr. Beery served as Senior Vice President and General Counsel for SmithKline Beecham and subsequently GlaxoSmithKline from 1993 until his retirement in 2001. Following his retirement from GlaxoSmithKline, Mr. Beery became Senior Of Counsel to the London office of Covington & Burling. Mr. Beery also serves as a director for deCODE genetics, Inc., Orchid Cellmark, Inc. and Inion, OY, a medical device company traded on the London Stock Exchange. Mr. Beery has been a director of the Company since March 2004. His term expires in 2009.

Steve Dubin Age 53	Mr. Dubin became Chief Executive Officer of Martek in July 2006 following Mr. Linsert’s retirement, after serving since September 2003 as President of Martek. Mr. Dubin joined Martek in 1992 and has served in various other management positions, including CFO, Treasurer, Secretary, General Counsel and Senior Vice President of Business Development. In 2000, he moved to a part-time position of Senior Advisor — Business Development, a role he filled until his election to President of Martek in September 2003. He also spent time during 2000 through 2003 co-founding and co-managing a Maryland-based, angel-investing club that funds early-stage, high-potential businesses. He was also “Of Counsel” to the law firm Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. during part of 2001 and 2002. Prior to 1992, Mr. Dubin worked in the financing and management of early-stage businesses and, over a period of 12 years, served in various positions at Suburban Bank, now part of Bank of America, including Vice President and Treasurer of their venture capital subsidiary, Suburban Capital Corporation. Mr. Dubin has been a director of Martek since July 2006. His term expires in 2009.

Robert J. Flanagan Age 50	Member — Compensation Committee, Nominating and Corporate Governance Committee

Mr. Flanagan has been Executive Vice President of Clark Enterprises, Inc. (“Clark”), a Bethesda, Maryland-based holding company, since 1989. Clark is the ownership, investment and asset management arm of various Clark entities, including one of the largest privately-held construction companies in the United States. Prior to joining Clark, Mr. Flanagan was Treasurer, Secretary and a member of the Board of Directors of Baltimore Orioles, Inc. from 1981 to 1989. He was also employed from 1978 to 1981 as a member of Arthur Andersen’s audit division in its Washington, D.C. office. Mr. Flanagan also serves as director for Castle Brands, Inc. Certified as a public accountant in Washington, D.C., Mr. Flanagan has been a director of the Company since April 2002. His term expires in 2009.

Director Retiring on March 15, 2007:

John H. Mahar Age 72	Member — Compensation Committee

Mr. Mahar has served as President of Hillside Management, a consulting firm, since 1992. From 1991 to 1992, Mr. Mahar was a Vice President at Salomon Brothers, Inc., serving as a principal for the Venture Capital Fund. From 1985 to 1991, Mr. Mahar was Executive Vice President and Chief Operating Officer of Elf Technologies, Inc., a venture capital firm. Mr. Mahar was reelected as a director of the Company in February 1993. Prior to that time, he served as a director of the Company from 1988 until 1991.

Board Committees

The Board of Directors has established a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors (“Nominating Committee”) was established in January 2003 and met ten times during fiscal 2006. The members of the Nominating Committee are Messrs. Beery, Flanagan, MacMaster and Rotberg. Each of the members of the Nominating Committee meets the definition of “independent” set forth in the NASDAQ Stock Market’s corporate governance listing standards. The Charter for the Committee can be accessed electronically in the “Corporate Governance Policies” section of the investor page of the Company’s website at www.martek.com or by writing to us at Martek Biosciences Corporation, Attention: Secretary, 6480 Dobbin Road, Columbia, Maryland 21045. The Nominating Committee’s responsibilities include: (i) establishing criteria for the selection of new directors; (ii) evaluating the qualifications of potential candidates for directors; (iii) recommending to the Board of Directors the nominees for election at the next annual meeting or any special meeting of stockholders and any person to be considered to fill a Board of Director vacancy or a newly created directorship; and (iv) reviewing and reassessing the adequacy of the corporate governance principles of the Company.

The Nominating Committee will consider stockholder recommendations for directors sent to the Nominating and Corporate Governance Committee, c/o General Counsel and Secretary, Martek Biosciences Corporation, 6480 Dobbin Road, Columbia, Maryland 21045. Stockholder recommendations for director should include: (i) the name and address of the stockholder recommending the person to be nominated; (ii) a representation that the stockholder is a holder of record of stock of Martek, including the number of shares held and the period of holding;

(iii) a description of all arrangements or understandings between the stockholder and the recommended nominee; (iv) such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended; and (v) the consent of the recommended nominee to serve as a director of Martek if so elected. To submit a recommendation for director for an upcoming annual stockholder meeting, it is necessary that you notify Martek not less than 120 days or more than 180 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to stockholders. Martek’s 2007 Proxy Statement was first sent to stockholders on February   , 2007. Thus, in order for any such nomination to be considered by Martek for the 2008 Annual Meeting of Stockholders, it must be received by Martek not later than October          , 2007. In addition, the notice must meet all other requirements contained in Martek’s Bylaws, if any. Stockholders’ recommended nominees that comply with these procedures will receive the same consideration that the Nominating Committee’s nominees receive.

To be considered by the Nominating Committee, a nominee must meet the following minimum criteria:

•	Director candidates shall have the highest personal and professional integrity.

•	Director candidates shall have a record of exceptional ability and judgment.

•	Director candidates must be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings.

•	Director candidates should have the interest, capacity and willingness, in conjunction with the other members of the Board, to serve the long-term interests of the Company’s stockholders.

•	Director candidates shall be free of any personal or professional relationships that would adversely affect their ability to serve the best interests of the Company and its stockholders.

The Nominating Committee, with the help of the General Counsel and, as needed, a retained search firm, screens the candidates, performs reference checks, prepares a biography for each candidate for the Nominating Committee to review and conducts interviews. The Nominating Committee and Martek’s Chief Executive Officer interview candidates that meet the above criteria, and the Nominating Committee selects nominees that best suit the Board’s needs to recommend to the full Board.

Compensation Committee

The Compensation Committee of the Board of Directors (the “Compensation Committee”) met seven times during fiscal 2006. The members of the Compensation Committee are Messrs. Flanagan, MacMaster and Mahar and Mrs. Kawalek. The Charter for the Compensation Committee can be accessed electronically in the “Corporate Governance Policies” section of the investor page of the Company’s website at www.martek.com or by writing to us at Martek Biosciences Corporation, Attention: Secretary, 6480 Dobbin Road, Columbia, Maryland 21045. The Compensation Committee’s responsibilities include: (i) overseeing the Company’s incentive compensation plans and equity-based plans and (ii) annually reviewing and approving the corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation, evaluating their performance in light of those goals and objectives and setting their compensation level based on this evaluation. As part of its responsibilities, the Compensation Committee administers the Company’s 1986 Stock Option Plan, as amended and restated in 1992, the Company’s 1997 Stock Option Plan, the Company’s 2002 Stock Incentive Plan, the Company’s 2003 New Employee Stock Option Plan and the Company’s 2004 Stock Incentive Plan, as amended and restated in 2005 and 2006 (collectively the “Stock Incentive Plans”).

Audit Committee

The Board of Directors of the Company has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee of the Board of Directors (the “Audit Committee”) met six times during fiscal 2006. The members of the Audit Committee are Messrs. Beery, D’Andrea and Rotberg and Mrs. Kawalek, all of whom meet the “independence” requirements as set forth in the NASDAQ Stock Market’s corporate governance listing standards. The Board has determined that

Mr. Rotberg is an “audit committee financial expert”, as defined by the rules of the SEC. The Charter for the Audit Committee can be accessed electronically in the “Corporate Governance Policies” section of the investor page of the Company’s website at www.martek.com or by writing to us at Martek Biosciences Corporation, Attention: Secretary, 6480 Dobbin Road, Columbia, Maryland 21045. The Audit Committee’s responsibilities include: (i) reviewing the independence, qualifications, services, fees, and performance of the independent auditors; (ii) appointing, replacing and discharging the independent auditors; (iii) pre-approving the professional services provided by the independent auditors; (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditors; and (v) reviewing the Company’s financial reporting and accounting policies, including any significant changes, with management and the independent auditors.

Director Independence

The Board has determined that: (i) all Director nominees are independent under the NASDAQ Stock Market’s listing standards and (ii) except for Messrs. Linsert, Dubin and Keller, all directors continuing in office at the 2007 Annual Meeting are independent under the NASDAQ Stock Market’s listing standards.

Stockholder Communications with Directors

Stockholders wishing to report complaints or concerns about Martek accounting, internal accounting controls or auditing matters or other concerns to the Board or the Audit Committee may do so by sending an email to board@martek.com or auditcommittee@martek.com, or by writing to the Board or Audit Committee at Martek Biosciences Corporation, 6480 Dobbin Road, Columbia, Maryland 21045.

Complaints relating to Martek accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other concerns will be referred to the Nominating Committee. All complaints and concerns will be received and processed by the General Counsel’s office. You will receive a written acknowledgment from the General Counsel’s office upon receipt of your written complaint or concern. You may report your concerns anonymously or confidentially.

Attendance at Meetings

In addition to committee meetings, during fiscal 2006, the Board held ten meetings. All directors of the Company attended 75% or more of all Board meetings and Committee meetings on which each director served. It is the Company’s policy that all Board members be in attendance at the Annual Meeting of Stockholders. All Board members were in attendance at the 2006 Annual Meeting of Stockholders.

Directors’ Fees

Each director who is not an employee of the Company receives an annual retainer of $40,000 plus $2,000 and expenses per Board meeting. Committee members receive an annual retainer, which varies by committee, plus $1,000 per committee meeting. The annual retainer for committee members is as follows: Audit Committee Chairman — $8,000; Audit Committee members — $4,000; Compensation Committee Chairman — $4,000; Compensation Committee members — $2,000; Nominating and Corporate Governance Committee Chairman — $4,000; Nominating and Corporate Governance Committee members — $2,000. Each director who is not an employee of the Company is also eligible to receive stock-based compensation under the Company’s stock incentive plans. Annually, each eligible director receives a grant of stock-based compensation on the day of the Company’s Annual Meeting of Stockholders. In addition, each newly elected director is eligible for a grant of stock-based compensation upon joining the Board. On March 16, 2006, each non-employee director received options resulting from his or her service as a director to purchase 5,000 shares at $33.36 per share under the Company’s 2004 Stock Incentive Plan. These option grants to directors were granted at the closing price for the Company’s common stock as reported on the NASDAQ National Market System on the date of grant and vest twelve months from such grant date. In January 2007, the Board of Directors approved a change to its stock-based compensation structure such that restricted stock units would replace stock options in the granting of stock-based compensation to eligible directors. Consequently, in January 2007, Mr. D’Andrea received 2,618 restricted stock units at $22.92 per share under the Company’s 2004 Stock Incentive Plan due to his election to the Board in November 2006.

Mr. D’Andrea’s restricted stock units will vest twelve months from the date of grant. Also in January 2007, the Board of Directors approved an arrangement whereby annually, on the day of the Company’s Annual Meeting of Stockholders, restricted stock units with a total value of $60,000 on the date of grant would be granted to all non-employee directors. Such restricted stock units will vest the earlier of twelve months or the first Annual Meeting of Stockholders after the date of grant. In addition to the above, directors may also be compensated for special assignments delegated by the Board, although no such compensation was provided in fiscal 2006. See also “Stock Ownership Retention Guidelines” below for the Company’s common stock retention requirements for directors.

Certain Relationships and Related Transactions

Mr. James Flatt, Senior Vice President, Research, of the Company, and Mr. Robert Flanagan, a director of the Company, are former security holders of OmegaTech, Inc. (“OmegaTech”). Mr. Flanagan is also a manager and member of CNF Investments, LLC, which was also a security holder in OmegaTech. On October 18, 2004, the Company filed a Declaratory Judgment Complaint in the United States District Court for the District of Maryland against Robert Zuccaro, as stockholders’ representative of the former security holders of OmegaTech. The complaint was brought to seek to resolve Mr. Zuccaro’s claim that the former OmegaTech security holders are owed 666,119 additional Martek shares under the Agreement and Plan of Merger by which the Company acquired OmegaTech because a milestone under that agreement was allegedly met. The District Court granted the Company’s motion for summary judgment on April 25, 2006, having found that the milestone has not been satisfied. On May 10, 2006, Mr. Zuccaro filed a notice of appeal and the appeal is now pending before the United States Court of Appeals for the Fourth Circuit. The Company anticipates that the case will be argued in mid-2007. If the milestone were to be deemed to have been met, Mr. Flatt, Mr. Flanagan and CNF Investments, LLC would receive a portion of the milestone shares based on their pro rata interest in OmegaTech immediately prior to Martek’s acquisition of OmegaTech.

Mr. Jerome Keller, a director of the Company, is also a director of WebMD Health Corp. In July 2006, the Company entered into an agreement with WebMD, Inc. (“WebMD”), an affiliate of WebMD Health Corp., for the provision of various advertising and promotion services, after review and approval by the Nominating Committee and the Board. These services are to be provided to the Company over a period of twelve months commencing in October 2006 for a fee of $1,900,000 which will be paid in installments over the twelve month period. Mr. Keller has not received nor will receive any additional compensation as a result of the WebMD arrangement. No payments were made to WebMD by the Company during fiscal 2006.

During fiscal 2006, the Company retained Covington & Burling LLP to perform certain legal services, after review and approval of the retention by the Nominating Committee and the Board. Mr. James Beery, a director of the Company, is Senior Of Counsel to the London office of Covington & Burling, and does not participate in the management of the firm. The Company paid less than $50,000 of legal fees to the law firm during fiscal 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

The Securities Exchange Act of 1934 requires that the Company’s directors, executive officers and 10% stockholders file reports of ownership of equity securities of the Company with the Securities and Exchange Commission and furnish copies of such reports to the Company. The Company routinely assists its officers and directors in preparing these reports. Based solely on a review of such reports furnished to the Company, the Company believes that, for fiscal 2006, all such filing requirements were met.

Beneficial Ownership of Common Stock

The following table sets forth certain information as of December 31, 2006 (unless otherwise specified) with respect to the beneficial ownership of the Company’s common stock of each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, each director and nominee, each

Named Executive Officer (as defined below in “Executive Compensation”) and all directors and executive officers as a group:

	Shares Beneficially
Name and Address of Beneficial Owners	Owned(1)		Percentage of Class

Capital Research and Management Company	3,957,500	(2)	12.29%
T. Rowe Price Associates, Inc.	2,295,600	(3)	7.13%
Steve Dubin	104,933	(4)	*
David M. Abramson	45,250	(5)	*
Peter L. Buzy	241,000	(6)	*
George P. Barker	177,247	(7)	*
Peter A. Nitze	10,000	(8)
James R. Beery	30,500	(9)	*
Harry J. D’Andrea	—
Robert J. Flanagan	367,705	(10)	1.14%
Henry Linsert, Jr.	526,350	(11)	1.63%
Polly B. Kawalek	11,000	(12)	—
Jerome C. Keller	79,000	(13)	*
Douglas J. MacMaster	110,189	(14)	*
John H. Mahar	90,000	(15)	*
Eugene H. Rotberg	131,350	(16)	*
All Executive Officers and Directors as a group (17 persons)	2,133,960	(17)	6.37%

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes shares of common stock to which the person has sole or shared voting or investment power with respect to the shares or shares of common stock which the person has the right to acquire as of March 1, 2007, 60 days after December 31, 2006, through the exercise of any stock option or other right. Shares of common stock subject to options or rights currently exercisable or exercisable as of March 1, 2007 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or right but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	This stockholder’s address is 333 South Hope Street, Los Angeles, California 90071. The information concerning this stockholder is based solely on Schedule 13G, filed with the SEC on February 6, 2006. This stockholder is deemed to be the beneficial owner of 3,957,500 shares of the Company’s common stock as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(3)	This stockholder’s address is 100 E. Pratt Street, Baltimore, Maryland 21202. The information concerning this stockholder is based solely on Schedule 13G, filed with the SEC on February 14, 2006. This stockholder is deemed to be the beneficial owner of 2,295,600 shares of the Company’s common stock as a result of acting as an investment adviser to various investment companies registered under Section 203 of the Investment Company Act of 1940.

(4)	Includes currently exercisable options to purchase 90,733 shares.

(5)	Includes currently exercisable options to purchase 45,000 shares.

(6)	Consists of currently exercisable options to purchase 241,000 shares.

(7)	Includes currently exercisable options to purchase 175,000 shares.

(8)	Consists of currently exercisable options to purchase 10,000 shares.

(9)	Includes currently exercisable options to purchase 30,000 shares.

(10)	Includes 307,268 shares owned by CNF Investments, LLC, of which Mr. Flanagan is a manager and member, and 10,000 shares owned by Flanagan Family Limited Partnership, of which Mr. Flanagan is a general partner. Also includes currently exercisable options to purchase 50,323 shares.

(11)	Includes currently exercisable options to purchase 120,000 shares.

(12)	Includes currently exercisable options to purchase 10,000 shares.

(13)	Includes currently exercisable options to purchase 75,000 shares.

(14)	Includes currently exercisable options to purchase 95,000 shares.

(15)	Consists of currently exercisable options to purchase 90,000 shares.

(16)	Includes 7,300 shares owned by the Rotberg/Comens/Booth Charitable Foundation and 7,300 shares owned by the Rotberg/Comens/Bray Charitable Foundation, of which Mr. Rotberg shares voting and dispositive powers with members of his family. Also includes currently exercisable options to purchase 75,000 shares.

(17)	Includes currently exercisable options to purchase 1,295,056 shares.

Executive Compensation

The table below sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended October 31, 2006, 2005, and 2004 of each person who served as our Chief Executive Officer in 2006 and the four other most highly compensated executive officers of the Company (together, the “Named Executive Officers”).

Summary Compensation Table

				Long-Term
		Annual Compensation		Compensation Awards	All Other
				Securities Underlying	Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Options	(2)

Steve Dubin,	2006	$483,333	$220,000	—	$6,600
Chief Executive Officer(3)	2005	$396,016	$104,458	13,333	$6,150
	2004	$349,426	$129,441	40,000	$2,754
Henry Linsert, Jr.,	2006	$475,000	$190,000	—	$6,600
Former Chief Executive Officer(4)	2005	$505,123	$133,238	15,000	$6,150
	2004	$439,754	$165,103	45,000	$2,754
David M. Abramson,	2006	$363,643	$148,000	—	$6,600
President(5)	2005	$297,570	$81,009	10,000	—
	2004	$244,273	$85,085	35,000	—
Peter L. Buzy,	2006	$356,667	$148,000	—	$6,600
Executive Vice President,	2005	$307,115	$81,009	10,000	$6,150
Chief Financial Officer and Treasurer(6)	2004	$270,983	$100,382	30,000	$2,754
George P. Barker,	2006	$345,000	$155,250	—	$6,600
Former Senior Vice President,	2005	$307,115	$86,959	10,000	$6,150
General Counsel and Secretary(7)	2004	$270,983	$100,382	30,000	$2,423
Peter A. Nitze,	2006	$370,000	$148,000	—	$126,440 (9)
Executive Vice President,	2005	$56,530	$15,457	25,000	$1,593
Chief Operating Officer(8)	2004	—	—	—	—

(1)	All Named Executive Officers received bonuses based on performance in fiscal 2006, 2005 and 2004 pursuant to the Company’s Management Cash Bonus Incentive Plan (the “Bonus Plan”).

(2)	Beginning in fiscal 2004, the Company made “matching contributions” under the Company’s 401(k) Plan, to the extent allowable by law, equal to a discretionary percentage up to three percent of the participant’s salary. The fiscal 2006, 2005 and 2004 “matching contributions” related to participant salary reductions in 2006, 2005 and 2004, respectively.

(3)	Mr. Dubin became Chief Executive Officer in July 2006 following Mr. Linsert’s retirement, after serving since September 2003 as President of Martek.

(4)	Mr. Linsert retired from his position as Chief Executive Office in June 2006 and is currently working on a half-time basis.

(5)	Mr. Abramson became President of Martek in September 2006. Prior to that, Mr. Abramson was Senior Vice President for Corporate Development.

(6)	Mr. Buzy became Executive Vice President, Chief Financial Officer and Treasurer in September 2006. Prior to that, Mr. Buzy was Chief Financial Officer and Treasurer.

(7)	Mr. Barker retired from his position as Senior Vice President, General Counsel and Secretary in November 2006. Upon his retirement, Mr. Barker entered into an employment agreement with the Company which provides for annual compensation of $155,000.

(8)	Mr. Nitze was hired by Martek in September 2005 to serve as Chief Operating Officer and became Executive Vice President, Chief Operating Officer in September 2006.

(9)	Includes approximately $120,000 of costs related to Mr. Nitze’s relocation.

Options Granted in Last Fiscal Year

During the year ended October 31, 2006, no grants of stock options were made to the Company’s Named Executive Officers.

Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

Shown below is information with respect to the Named Executive Officers’ exercise of options to purchase the Company’s common stock during fiscal 2006 under the Stock Incentive Plans and unexercised options held under the Stock Incentive Plans as of October 31, 2006.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options Held at		In-the-Money Options at
	Shares Acquired	Value	October 31, 2006		October 31, 2006(1)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Steve Dubin	4,000	$30,480	90,733	6,000	$126,876	$39,240
Henry Linsert, Jr.	—	—	120,000	—	—	—
David M. Abramson	—	—	45,000	—	—	—
Peter L. Buzy	—	—	241,000	—	$1,056,395	—
George P. Barker	—	—	175,000	—	$248,500	—
Peter A. Nitze	—	—	10,000	15,000	—	—

(1)	Total value of unexercised options is based on the closing price of the Company’s common stock of $23.72 per share on October 31, 2006.

Employment Agreements

In November and December 2006, certain executive officers entered into employment agreements (the “Employment Agreements”) with the Company. These officers include Named Executive Officers, Mr. Dubin, Mr. Abramson, Mr. Buzy and Mr. Nitze as well as Mr. David M. Feitel, Senior Vice President, General Counsel and Secretary and Mr. Barney B. Easterling, Senior Vice President, Manufacturing. Under the each Employment Agreement, the executive officer will receive a base salary which may be increased as a result of annual reviews. The executive officer will also be entitled to participate in executive bonus plans. Base salaries included in the respective Employment Agreements are as follows: Mr. Dubin, $550,000; Mr. Abramson, $426,000; Mr. Buzy, $426,000, Mr. Nitze, $426,000; Mr. Feitel, $325,000 and Mr. Easterling, $359,000. The Employment Agreements have initial terms of three years which are automatically extended for one year periods unless either party notifies the other of its intent to terminate within sixty days of the end of the current term. The Company has the right to terminate the executive’s employment with the Company at any time without notice for cause, or to terminate the executive upon thirty days notice without cause. The executive is entitled to terminate his employment at any time for good reason or upon sixty days notice without good reason. The Employment Agreements define “cause” to include the executive’s (i) intentional misconduct or gross negligence in the exercise of his duties, (ii) commission of theft, forgery, fraud, misappropriation, embezzlement, or any other act of material misconduct against the Company, (iii) violation of his fiduciary duties to the Company, (iv) conviction of a felony or any other crime involving moral turpitude, (v) substantial dependence on alcohol or any controlled substance, (vi) substantial injury to the reputation, business or business relationships of the Company, (vii) violation of his Employment Agreement, or (viii) failure to adequately perform the material duties of his position. The Employment Agreements define “good reason” to include (i) a material reduction of the executive’s duties, without the executive’s consent, (ii) the Company’s violation of the Employment Agreement, (iii) a reduction of the executive’s base salary, (iv) the Company’s becoming a division or subsidiary of another entity, where the executive’s duties are at the divisional or subsidiary level, or (v) the Company’s relocation of its principal office by more than fifty miles or following a “change in control,” twenty-five miles. Upon termination for any reason, the executive is entitled to accrued but unpaid salary, accrued but unused vacation, and vested stock options or other equity awards in accordance with the terms of the awards. In addition, the Employment Agreement provides that if the executive is terminated without cause by the Company or terminates his employment for good reason, the executive will receive (a) a lump sum severance payment equal to the sum of (i) twelve months of his then-existing base salary and (ii) an amount equal to the prorated portion of any target bonus to which the executive was entitled during the year in which his employment ends, (b) reimbursement for COBRA premiums for a period of up to twelve months, and (c) reimbursement for outplacement services for up to twelve months under a program approved by the Company. If, within twelve months following a change in control of the Company, the executive is terminated without cause or resigns for good reason, instead of the severance award described above, the executive will receive (a) a lump sum payment equal to the sum of (i) twenty-four months of his then-existing base salary and (ii) an amount equal to the full amount of any target bonus to which the executive was entitled during the year in which his employment ends, (b) reimbursement for eighteen months of coverage under COBRA, and (c) the outplacement benefit described above. The Employment Agreements define “change in control” to include (i) the acquisition by an individual, entity, or group of twenty percent or more of the voting power of the Company, (ii) a change in the majority of the incumbent membership of the Company’s board of directors, or (iii) consummation of a reorganization, merger, consolidation, liquidation or dissolution of the Company. In addition to the foregoing payments, the Employment Agreements provide that the Company will pay certain “gross-up” payments to cover the cost of any parachute payment excise tax that the executive incurs as a result of a payment under his Employment Agreement. The executive agrees not to divulge the Company’s confidential or proprietary information and to assign to the Company any inventions developed during the term of the Employment Agreement. The executive agrees not to, during and within twelve months following the executive’s employment, compete with the Company or solicit the employees, contractors or customers of the Company.

In May 2006, the Company entered into a letter agreement with Mr. Linsert. The terms of the letter agreement were effective July 1, 2006, upon the retirement of Mr. Linsert as the Company’s Chief Executive Officer, and provide that Mr. Linsert will serve as an employee of the Company in a non-executive capacity reporting to the President and Chief Executive Officer for the period from July 1, 2006 through June 30, 2007. The letter agreement provides that Mr. Linsert’s compensation will initially be $285,000 per year, subject to adjustment if Mr. Linsert devotes more than one-half of his working time to the business of the Company. Mr. Linsert will continue to receive benefits, and, subject to action by the Board of Directors, he will be eligible for bonus awards and stock incentive payments. During the term of the letter agreement, Mr. Linsert will not receive the fees paid to the non-employee members of the Board, but is eligible to receive the equity-based compensation paid to non-employee Board members. It is expected that Mr. Linsert will concentrate his efforts on corporate and business development activities of the Company in addition to his role as Chairman of the Board of Directors of the Company. The letter agreement supersedes and terminates the Company’s employment agreement with Mr. Linsert dated May 4, 1990, with the exception of Section 2 of the Employment Agreement regarding competition and confidential information, which will continue during the term of the letter agreement.

Compensation Committee Interlock and Insider Participation in Compensation Decisions

No member of the Company’s Compensation Committee (consisting of Messrs. Flanagan, MacMaster and Mahar and Mrs. Kawalek) is a current or former officer or employee of the Company or any of its subsidiaries, and no director or executive officer is a director or executive officer of any other corporation that has a director or executive officer who is also a director of the Company.

Compensation Committee Report on Executive Compensation

The Compensation Committee has furnished the following report on its policies with respect to the compensation of executive officers. The report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, (the “1934 Act”), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the 1934 Act.

Decisions on compensation of the Company’s executive officers generally are made by the Compensation Committee of the Board. No member of the Compensation Committee is an employee of the Company. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by its full Board, except for decisions concerning grants under the Stock Incentive Plans for employees.

Compensation Policies Toward Executive Officers.  The Company’s executive compensation policies are intended to provide competitive levels of compensation that reflect the Company’s annual and long-term performance goals, reward superior corporate performance and assist the Company in attracting and retaining qualified executives. Total compensation for each of the Named Executive Officers as well as the other senior executives is comprised of three principal components: base salary, annual incentive compensation and stock-based awards. The base salaries are fixed at levels which the Compensation Committee believes are comparable to those of executives of similar status in the biosciences industry and are targeted to be competitive in the marketplace. In addition to base salary, each executive officer is eligible to receive an annual bonus tied to the Company’s success in achieving certain annual performance measures, as well as individual performance. The Board and the Compensation Committee also believe that longer-term incentives are appropriate to motivate and retain key personnel and that stock ownership by management is beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. Accordingly, the Compensation Committee has a policy of considering annual grants of stock-based awards to executive officers under the Stock Incentive Plans. Historically, such grants have been in the form of stock options. In January 2007, the Compensation Committee approved a change to its stock-based compensation structure such that restricted stock units would replace stock options in the granting of stock-based compensation to executive officers. See below for further discussion.

Compensation Deductibility Policy.  Under Section 162(m) of the Code, and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to the five most highly compensated executive officers. Performance-based compensation that has been approved by stockholders, however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). For 2006, all of the members of the Compensation Committee qualified as “outside directors.” The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to executive officers of the Company.

The following describes in more specific terms the elements of compensation that form the Compensation Committee’s compensation policies reported for fiscal 2006:

Base Salary.  Each year the Chief Executive Officer recommends to the Compensation Committee a base salary level for each of the other Named Executive Officers and other executive officers. In formulating such recommendations, the Chief Executive Officer considers industry, peer group and national surveys and performance judgments as to the past and expected future contributions of the individual senior executives. The Compensation Committee then reviews the recommendations and fixes the base salaries of each of the executive officers and of the

Chief Executive Officer based on available competitive compensation data and the Compensation Committee’s assessment of each officer’s past performance and its expectation as to future contributions.

Management Cash Bonus Incentive Plan.  The Compensation Committee administers the Bonus Plan, which was instituted in 1993 and is designed to compensate key management personnel for reaching certain performance milestones and to aid the Company in attracting, retaining and motivating personnel required for the Company’s continued growth. The size of the pool of funds available to be paid to eligible participants under the Bonus Plan is set by the Compensation Committee, subject to approval by the Board, as a percentage of the combined annual salaries of eligible participants. The size of the pool is based on a review of the Company’s performance for the previous year as it relates to the corporate performance objectives for that year. Bonuses are paid to eligible participants during the first quarter of the fiscal year based upon annual corporate performance measures for the previous year as well as individual performance. The Named Executive Officers, certain other executive officers and other senior management employees are eligible to participate in the Bonus Plan.

Under the Company’s Bonus Plan, $2,210,858, $1,176,701, and $881,541 were paid to the Company’s executive officers and other senior management employees in fiscal 2006, 2005 and 2004, respectively, representing 27%, 20%, and 26% of all cash compensation paid to such individuals in fiscal 2006, 2005 and 2004, respectively.

Long-Term Compensation Through Stock-Based Incentives.  The Company makes grants under the Stock Incentive Plans. The Stock Incentive Plans are administered by the Compensation Committee. Options granted under these Stock Incentive Plans in fiscal 2006 had exercise prices ranging from $27.83 to $33.36 per share representing the fair market value of the Company’s common stock at the time of the grants. Options granted under the Stock Incentive Plans vest over varying terms as determined by the Compensation Committee at the time of grant. Individual option grants were made by the Compensation Committee based upon recommendations of the Chief Executive Officer and the Compensation Committee’s own deliberations as to the individual’s contribution to the Company, overall level of compensation and seniority. During fiscal 2006, the Compensation Committee performed an evaluation of the Company’s overall stock-based compensation structure with the goal of ensuring alignment to current market practices. As such, during this time period, no option or equity grants were made to executive officers of the Company. In January 2007, the Compensation Committee completed its evaluation, which included the engagement of an executive compensation expert. Based on the committee’s review, it was concluded that restricted stock units would replace traditional stock options for future grants. Restricted stock units represent grants of the right to receive a defined number of shares at the end of a vesting period. In January 2007, a broad-based grant of restricted stock units was made by the Company to substantially all employees. Included in this broad-based grant were 61,170 restricted stock units granted to Named Executive Officers.

Stock Ownership Retention Guidelines.  The Board of Directors of the Company believes that in order to further align the interests and actions of the Company’s directors and executive officers with the interests of the Company’s stockholders, the Company’s directors and executive officers should retain a portion of the common stock of the Company that they receive pursuant to equity awards. To this end, in January 2007, stock ownership retention guidelines for the Company’s directors and executive officers were approved by the Board of Directors. These guidelines establish that the Company’s directors and executive officers are expected to retain fifty percent (50%) of the net shares of Company common stock acquired pursuant to restricted stock unit awards or other future equity awards made after January 2007 until their termination of service as a director or executive officer. After termination of service, the director or executive officer may sell Company common stock at any time subject to applicable securities laws. Net shares for directors shall mean the number of shares subject to an equity award reduced by the number of shares equivalent in value to the estimated tax liability using the highest marginal tax rate. Net shares for executive officers shall mean the number of shares subject to an equity award reduced by the shares sold or withheld to cover income and payroll taxes incurred in connection with such award. Exceptions to this policy may be approved by the Company’s Compensation Committee at its discretion.

Other Compensation Plans.  The Company maintains a defined contribution plan (the “401(k) Plan”) that is intended to satisfy the tax qualification requirements of Sections 401(a), 401(k) and 401(m) of the Code. The Company’s full-time employees, including the Company’s executive officers, are eligible to participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable without exceeding the limits of Internal Revenue Code Sections 401(k), 404 and 415 (i.e., $15,000, or $20,000 for eligible participants over the age of 50, in calendar 2006). All amounts deferred by a participant under the 401(k) Plan’s salary reduction feature vest immediately in the participant’s account while contributions the Company may make vest over a period of up to five years in the participant’s account. The Company may make “matching contributions” equal to a discretionary percentage of up to three percent of a participant’s salary. During fiscal 2006, the Company made “matching contributions” totaling $39,600 to the Named Executive Officers.

Chief Executive Officer’s 2006 Compensation.  In June 2006, Mr. Linsert retired from his position as Chief Executive Officer of the Company, and Mr. Dubin became Chief Executive Officer at that time. The Chief Executive Officer of the Company generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, Chief Executive Officer compensation consists of annual base salary, annual bonus and stock — based incentives granted under the Company’s Stock Incentive Plans. At his retirement, Mr. Linsert’s base annual salary was $570,000. In addition, in 2006, Mr. Linsert received a bonus of $190,000. Pursuant to his employment agreement executed in May 2006, Mr. Linsert’s bonus for 2006 was prorated for the period during fiscal 2006 (November 1, 2005 to June 30, 2006) that Mr. Linsert served as Chief Executive Officer of the Company as well as the period (July 1, 2006 to October 31, 2006) that he served in his current half-time capacity. Upon his election to Chief Executive Officer, the Compensation Committee of the Board of Directors voted to increase Mr. Dubin’s base annual salary to $550,000. Mr. Dubin’s salary was adjusted to reflect a level that the Compensation Committee believes is comparable to other chief executive officers of similar status in the biosciences industry. In addition, Mr. Dubin’s bonus for 2006 was $220,000. Both Mr. Linsert’s and Mr. Dubin’s 2006 bonus was tied to the Company’s success in achieving certain annual corporate performance measures as well as individual performance. To date, Mr. Linsert has received 985,000 stock options and Mr. Dubin has received 396,333 stock options under the Stock Incentive Plans. No option grants, however, were made to either Mr. Linsert or Mr. Dubin during 2006. The Committee’s general approach in setting Chief Executive Officer compensation is not only to be competitive with other companies in the industry, but also to have a significant portion of his total compensation based upon the Company’s performance.

Submitted by the Members of the Compensation Committee:

Douglas J. MacMaster, Jr. (Chairman)
Robert J. Flanagan
Polly B. Kawalek
John H. Mahar

Equity Compensation Plan Information

The Company grants equity awards under the Stock Incentive Plans. All employees of the Company are eligible for such grants. The table below sets forth the following information as of the end of the Company’s 2006 fiscal year for all compensation plans previously approved by the Company’s shareholders and all compensation plans not previously approved by the Company’s shareholders:

(a) the number of securities to be issued upon the exercise of outstanding options;

(b) the weighted average exercise price of such outstanding options; and

(c)	other than securities to be issued upon the exercise of such outstanding options, the number of securities remaining available for future issuance under the plans.

			(c) Number of Securities
			Remaining Available for
	(a) Number of		Future Issuance Under
	Securities to Be	(b) Weighted-	Equity Compensation
	Issued Upon	Average Exercise	Plans (Excluding
	Exercise of	Price of	Securities Reflected in
Plan Category	Outstanding Options	Outstanding Options	Column (a))

Equity compensation plans approved by shareholders	2,722,206	$43.25	1,095,990
Equity compensation plans not approved by shareholders	983,860 *	$25.78	166,105

Total	3,706,066	$38.61	1,262,095

*	Excludes 9,883 shares of Martek common stock reserved for issuance upon exercise of options assumed in connection with the acquisition of OmegaTech on April 25, 2002. The weighted average exercise price of these shares is $13.82.

The equity compensation plans approved by the Company shareholders are the 2002 Stock Incentive Plan and the 2004 Stock Incentive Plan. The equity compensation plans not approved by the Company’s shareholders include the Company’s 1986 Stock Option Plan, as amended and restated in 1992, the 1994 Directors’ Option Plan, the 1997 Stock Option Plan, the 2001 Stock Option Plan, and the 2003 New Employee Stock Option Plan. Options to purchase common stock under the Company’s stock option plans, including the plans not approved by shareholders, are granted at prices as determined by the Compensation Committee of the Board of Directors, but shall not be less than the fair market value of the Company’s common stock on the date of grant. The Company does not intend to issue the 159,430 shares available under the Company’s 1986 Stock Option Plan, as amended and restated in 1992, the 1994 Directors’ Option Plan, the 1997 Stock Option Plan and the 2001 Stock Option Plan. With the exception of the 2003 New Employee Stock Option Plan, which consists only of non-qualified stock options, and the 2004 Stock Incentive Plan, which prior to its amendment and restatement in 2005 consisted only of non-qualified stock options, the options may be incentive stock options or non-qualified stock options and generally vest over a period of up to five years. The Compensation Committee determines the vesting schedule and expiration date (up to a maximum of ten years from the date of grant) for each equity award. With the exception of the 2003 New Employee Stock Option Plan, whose equity awards must be granted only to new employees, the equity compensation plans permit the Board of Directors to grant equity awards to any employee of the Company, any outside director or other individuals whose participation in the plan is determined to be in the best interests of the Company. In general, all equity compensation plans terminate ten years after their adoption by the Board of Directors and no grants may be made after termination of the plan. The Board of Directors may amend, suspend or terminate the plans. However, any amendment, suspension or termination may not impair the rights of an option holder without his or her consent.

Performance Graph

The following graph sets forth the Company’s total cumulative stockholder return as compared to the NASDAQ Stock Market (U.S.) Index and the NASDAQ Biotechnology Index, for the period beginning October 31, 2001 and ending October 31, 2006. Total stockholder return assumes $100 invested at the beginning of the period in the common stock of the Company, the stocks represented in the NASDAQ Stock Market (U.S.) Index and the NASDAQ Biotechnology Index, respectively. Total return assumes reinvestment of dividends; the Company has paid no dividends on its common stock. Historical price performance should not be relied upon as indicative of future stock performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
among martek biosciences corporation, the nasdaq composite index and the nasdaq biotechnology index

*	$100 invested on 10/31/01 in stock or index — including reinvestment of dividends. Fiscal year ending October 31.

PROPOSAL 2

Approval of Amendments to the Company’s Restated
Certificate of Incorporation Regarding Board Declassification

Currently, the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with members of each class of directors serving three-year terms. This classified board structure has been in place since 1995.

The Board of Directors, in its continuing review of corporate governance matters and desire to maintain the highest corporate governance standards, has determined that its classified structure is no longer in accordance with contemporary corporate governance practices. Accordingly, the Board has adopted a resolution, subject to shareholder approval, approving and declaring the advisability of certain amendments to Article SIXTH of the Certificate of Incorporation, to eliminate the classification of the Board of Directors and provide for the annual election of directors. The proposed amendments also would reduce the vote required to amend Articles SIXTH and TENTH from 80% of votes entitled to cast a vote thereon to a majority of the votes entitled to be cast thereon, consistent with the vote requirement to amend other portions of the Certificate of Incorporation. The proposed amendments to the Certificate of Incorporation are set forth in Exhibit A. The Board of Directors has also adopted, subject to and contingent upon shareholder approval of this Proposal 2, certain conforming changes to the Company’s By-laws to reflect the proposed amendments to the Certificate of Incorporation.

If this Proposal 2 is approved by the shareholders, directors elected at the 2008 Annual Meeting and thereafter will be elected to one-year terms. To facilitate the change to a declassified board structure, each of the two directors nominated for election to a three-year term at the 2007 Annual Meeting has agreed, subject to and contingent upon shareholder approval of this Proposal 2, to tender his resignation effective immediately prior to the election of directors at the 2008 Annual Meeting. The directors originally elected to three-year terms at the 2005 Annual Meeting and the 2006 Annual Meeting will serve for the remainder of their unexpired terms.

Proponents of classified boards assert that a classified board structure provides continuity and stability to the board, facilitates a long-term outlook by the board, and enhances the independence of non-employee directors. Further, proponents assert that classified boards enhance shareholder value by forcing an entity seeking control of a target company to negotiate with the board of a target company because the potential acquirer would be unable to replace the entire board in a single meeting. A declassified board structure, on the other hand, makes it possible for one or more shareholders holding a large number of shares, whether an existing or long-term shareholder or one that accumulates a large position in or for a short period of time, to replace the entire Board of Directors at once. Nevertheless, an increasing number of investors support declassified board structures due to the view that classified boards reduce accountability of directors because shareholders are unable to evaluate and elect all directors on an annual basis.

The Board of Directors has carefully considered these and other advantages and disadvantages of maintaining a classified board structure. In the past, the Board concluded it was in the best interests of both our Company and shareholders to maintain a classified board. This year, in response to a shareholder request received by the Company requesting that the Board take the necessary steps to effect a declassification, the Board again considered the various positions for and against a classified board structure. In its deliberations, the Board considered evolving corporate governance practices, investor sentiment and the request of the shareholder proposal. After weighing the various considerations, the Board of Directors has decided that it is an appropriate time to propose a declassification of the Board of Directors.

PROPOSAL 3

Ratification of the appointment of Ernst & Young LLP as
independent registered public accounting firm

Ernst & Young acted as the Company’s independent registered public accounting firm, or independent auditors for fiscal 2006, and has been selected by the Audit Committee to act as such for fiscal 2007, subject to ratification by our stockholders. Representatives of Ernst &Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.

Martek’s Bylaws do not require that stockholders ratify the appointment of our independent auditors. The Company is seeking ratification because the Board believes that it is a matter of good corporate governance. If the Company’s stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young, but may ultimately determine to retain Ernst & Young as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

The following is a summary of fees incurred by Martek for professional services rendered by Ernst & Young during the fiscal years ended October 31, 2006 and 2005:

Fee Category	Fiscal 2006 Fees	Fiscal 2005 Fees

Audit Fees	$698,000	$766,000
Audit-Related Fees	—	—
Tax Fees	146,000	94,000
All Other Fees	—	—

Total Fees	$844,000	$860,000

Audit Fees  Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, including performance of the attestation procedures required by Section 404 of the Sarbanes-Oxley Act, review of the interim consolidated financial statements included in quarterly reports and services provided by Ernst & Young in connection with SEC registration statements.

Audit-Related Fees  Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Martek’s consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards.

Tax Fees  Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These include technical advisory services associated with transfer pricing matters and the application of Section 382 of the Internal Revenue Code.

All Other Fees.  There were no fees billed by Ernst & Young for professional services in fiscal 2006 and 2005 that are not included in one of the above categories.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, the independent auditor provides an engagement letter in advance of the March meeting of the Audit Committee, outlining the scope of the audit and related audit fees. If agreed to by the Audit Committee, this engagement letter is formally accepted by the Audit Committee at its March Audit Committee meeting.

For non-audit services, the Company’s senior management will submit from time to time to the Audit Committee for approval non-audit services that it recommends the Audit Committee engage the independent auditor to provide for the fiscal year. The Company’s senior management and the independent auditor will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A cost estimate of the non-audit services will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

The Audit Committee may delegate pre-approval authority to its Chairman. The Chairman must report any decisions to the Audit Committee at the next scheduled meeting.

Audit Committee Report

The Audit Committee consists of Mr. Rotberg, Mr. Beery, Mr. D’Andrea and Mrs. Kawalek. The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended October 31, 2006 with management and with the Company’s independent auditors, Ernst & Young LLP (“Ernst & Young”). The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and has discussed with Ernst & Young its independence. In addition to the information provided by Ernst & Young, the Audit Committee considered the level of non-audit services provided by Ernst & Young in determining that they were independent. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in this paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended October 31, 2006 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee:

Eugene H. Rotberg (Chairman)
James R. Beery
Harry J. D’Andrea
Polly B. Kawalek

Voting Procedures

Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Abstentions and “non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Directors are elected by a majority of the votes cast at the Annual Meeting, which under the Company’s By-laws, as amended in September 2006, means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director. In addition, incumbent directors nominated for re-election by the Board are required, as a condition to such nomination, to submit a conditional letter of resignation. In the event a nominee for director does not receive a majority of the votes cast at the Annual Meeting with respect to his or her election, the Nominating Committee of the Company’s Board will consider the conditional resignation of such director and recommend to the Board whether to accept the resignation or reject it. The Board will then take action with respect to the Nominating Committee’s recommendation.

Approval of Proposal 2 requires the affirmative vote of eighty percent (80%) of the votes entitled to be cast thereon. Proposal 3 requires the approval of a majority of the votes cast at the Annual Meeting. Unless otherwise indicated, proxies will be voted “FOR” Proposals 2 and 3 and “FOR” the election of nominees for director.

For purposes of Proposals 1 and 3, abstentions and “non-votes” will have no effect on the vote. For purposes of Proposal 2, abstentions and “non-votes” will have the effect of votes against the Proposal.

Stockholder Proposals

All stockholder proposals intended to be included in the Company’s 2008 proxy and made in accordance with SEC Rule 14a-8 must be received by the Company no later than October   , 2006 and must otherwise comply with the rules of the SEC for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

Except in the case of proposals made in accordance with SEC Rule 14a-8, the Company’s proxy holders are allowed to use their discretionary voting authority on stockholder proposals that the Company did not receive written notice of at least 45 days prior to the anniversary of the date on which the Company first mailed its proxy materials for its immediately preceding annual meeting of stockholders. The deadline for proposals to be presented at the 2008 Annual Meeting of Stockholders is December   , 2007. The deadline for proposals to be presented at the 2007 Annual Meeting was December 27, 2006.

Annual Report

A copy of Martek’s Annual Report to Stockholders for the fiscal year ended October 31, 2006 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

Martek filed its Annual Report on Form 10-K with the Securities and Exchange Commission on January 16, 2006. Martek will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended October 31, 2006, excluding exhibits. Please send a written request to Investor Relations, Martek Biosciences Corporation, 6480 Dobbin Road, Columbia, Maryland 21045.

Other Matters

Management knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matter properly comes before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such other matters in accordance with their judgment of the best interests of the Company.

By Order of the Board of Directors

DAVID M. FEITEL
Secretary

EXHIBIT A

Proposed Amendments to the Certificate of Incorporation

SIXTH: The authorized number of directors of the Corporation shall be not less than 3 and not more than 15. The number of directors within this range shall be stated in the Corporation’s By-Laws, as they may be amended from time to time. ~~Effective as of the annual meeting of stockholders in 1995, the Board of Directors shall be divided into three classes, designated as Class I, Class II, and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders (or, when their successors shall have been elected and shall have qualified, if later), or until their earlier resignation, removal from office, death or incapacity. The initial term of office of Class I shall expire at the annual meeting of stockholders in 1996, that of Class II shall expire at the annual meeting of stockholders in 1997, and that of Class III shall expire at the annual meeting of stockholders in 1998 (or, as to each director of each class, when his successor shall have been elected and shall have qualified, if later), or until his earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders beginning in 1996, successors to a class of directors whose term expires at the annual meeting shall be elected for a three-year term and until their successors shall be elected and shall qualify.~~ Following the 2007 annual meeting of stockholders, each director who shall thereafter be elected by stockholders shall be elected for a term expiring at the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, removal or disqualification.

~~Any time the By-laws are amended to change the authorized number of directors, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be appointed; provided that the directors in each class shall be as nearly equal in number as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.~~

The election of Directors of the Corporation need not be by written ballot, unless the By-laws of the Corporation shall so provide.

Any or all of the directors of the Corporation may be removed from office any time, but only by the affirmative vote of the holders of eighty percent (80%) of the outstanding stock of the Corporation then entitled to vote generally for the election of directors, given at a duly called annual or special meeting of stockholders.

The directors remaining in office, acting by a majority vote, or a sole remaining director, although less than a quorum, are hereby expressly delegated the exclusive power to fill any vacancies in the Board of Directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise, and any director so chosen shall hold office ~~until~~ for a term of office expiring on the date of the next election ~~of the class for which such director shall have been chosen~~ of directors by the stockholders and until ~~his~~ such director’s successor shall have been elected and shall have qualified, or until ~~his~~ such director’s earlier resignation, removal from office, death or incapacity.

TENTH: The Corporation reserves the right from time to time to make any amendments of its charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in its charter, or any of its outstanding stock by classification, reclassification or otherwise; but no such amendment of which changes such terms or contract rights of any of its outstanding stock shall be valid unless such amendment shall be authorized by not less than a majority of the aggregate of votes entitled to be cast thereon by a vote ~~in writing of a majority~~ with or without a meeting~~, except that Article SIXTH and this Article TENTH may not be altered, amended, or repealed except by the affirmative vote of at least eighty percent (80%) of the shares entitled to vote thereon and the affirmative vote of a majority of the Board of Directors~~.

A-1

REVOCABLE PROXY
MARTEK BIOSCIENCES CORPORATION

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS — MARCH 15, 2007
     The undersigned holder of the Common Stock of Martek Biosciences Corporation (the “Corporation”) acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated February ___, 2007, and hereby constitutes and appoints Steve Dubin and David M. Feitel or each of them acting singularly in the absence of the other, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, March 15, 2007 and at any adjournment or postponements thereof.

The Board recommends a vote “FOR” Proposals 1, 2 and 3.

Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy. In the absence of specific instructions, proxies will be voted “FOR” proposals 1, 2 and 3 and in the discretion of the proxy holders as to any other matters.

Please be sure to sign and date	Date
this proxy in the appropriate boxes.

Stockholder sign above	Co-holder (if any) sign above

The proxies are instructed to
vote as follows:

Proposal 1: To elect two members of the Board of Directors for the term expiring at the 2010 Annual Meeting of Stockholders, or until their respective successors are elected and qualified

	For	Withhold	Abstain

Douglas J. MacMaster, Jr.	☐	☐	☐

Eugene H. Rotberg	☐	☐	☐

	For	Against	Abstain

Proposal 2: To approve a proposed amendment to our Certificate of Incorporation to declassify our Board so that, beginning in 2008, directors will be elected for one- year terms	☐	☐	☐

	For	Against	Abstain

Proposal 3: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2007	☐	☐	☐

     Execute proxy exactly as your name appears on this form. If stock is registered in more than one name, each joint holder should sign. When signing as trustee, executor or other fiduciary, please so indicate.

é Detach above card, sign, date and mail in postage paid envelope provided. é
MARTEK BIOSCIENCES CORPORATION

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.
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